October 2007	Pricing Sheet dated October 24, 2007 relating to
Amendment No. 1 to Preliminary Terms No. 407 dated October 15, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
RevConsSM
Four RevConsSM Each Based on a Different Common Stock
Reverse Convertible Securities
This pricing sheet relates to four separate RevCons, each relating to the common stock of a different underlying company, and each with a different maturity date.
PRICING TERMS FOR ALL REVCONS – OCTOBER 24, 2007
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Coupon:	Payable monthly at the specified interest rate beginning November 29, 2007.
Pricing date:	October 24, 2007
Original issue date:	October 29, 2007
Listing:	The RevCons will not be listed on any securities exchange.
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Altera Corporation (“ALTR”)		Amazon.com, Inc. (“AMZN”)		Lowe’s Companies, Inc. (“LOW”)		Marathon Oil Corporation (“MRO”)
Maturity date:	April 29, 2008		January 29, 2008		January 29, 2008		January 29, 2008
Interest rate:	10.5% per annum		17% per annum		11.5% per annum		13.25% per annum
Trigger level:	80%		80%		85%		80%
Determination date:	April 24, 2008		January 24, 2008		January 24, 2008		January 24, 2008
CUSIP:	617446W62		617446W39		617446W47		617446W54
Initial share price:	$19.66		$88.73		$27.18		$58.77
Trigger price:	$15.728		$70.984		$23.103		$47.016
Exchange ratio:	50.8647		11.27015		36.79176		17.01548
Aggregate principal amount:	$3,500,000		$3,000,000		$7,100,000		$13,250,000
Agent:	Morgan Stanley & Co. Incorporated
	Per ALTR RevCons	Total	Per AMZN RevCons	Total	Per LOW RevCons	Total	Per MRO RevCons	Total
Price to public	$1,000	$3,500,000	$1,000	$3,000,000	$1,000	$7,100,000	$1,000	$13,250,000
Agent’s commissions(1)	$15	$52,500	$7.50	$22,500	$7.50	$53,250	$7.50	$99,375
Proceeds to company	$985	$3,447,500	$992.50	$2,977,500	$992.50	$7,046,750	$992.50	$13,150,625
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Terms No. 407 dated October 15, 2007
Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.